EXHIBIT 99.2


                                                                ANNTAYLOR

                                142 WEST 57TH STREET NEW YORK, N.Y. 10019



FOR IMMEDIATE RELEASE

      New York, New York, June 15, 1999 - AnnTaylor Stores Corporation (NYSE: ANN) announced today that it has established the terms of the discounted convertible subordinated debentures due 2019 ("Debentures") that it disclosed on Friday, June 11, 1999 it was offering for sale through a private placement. The Debentures will be sold for an issue price of $552.56 per $1,000 principal amount of Debenture, and will pay cash interest on the principal amount at the rate of 0.55% per annum, resulting in a yield to maturity of 3.75%. The Debentures will be convertible at the option of the holders thereof into 12.078 shares of the Company's common stock per $1,000 face amount of Debenture (equivalent to $45.75 per share of Common Stock). The Company expects to issue Debentures having an aggregate issue price of $100,000,000, or $180,975,000 aggregate principal amount (subject to increase to up to $110,000,000 issue price, or $199,072,500 aggregate principal amount).

      As previously announced, the Company intends to use the proceeds of the Debentures to refinance the 8 3/4% Subordinated Notes due 2000 issued by the Company's wholly owned subsidiary AnnTaylor, Inc. Consummation of the sale of the Debentures is subject to customary closing conditions, and there can be no assurance that the offering of the Debentures will be consummated.

      The securities will not be registered or required to be registered under the Securities Act of 1933 (the "Securities Act") and will be sold in the United States in a private placement under Rule 144A under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 383 stores in 42 states and the District of Columbia.

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Contacts:  Investor Relations:               Media Relations:
           Barry Erdos                       Jill Golden
           EVP - Chief Financial Officer     Vice President - Communications
           (212) 541-3318                    (212) 541-3269